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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REPORT RELATING TO EXECUTIVE COMPENSATION

I. INTRODUCTION

     Walter B. Hewlett is a member of the compensation committee of the board of directors of Hewlett-Packard Company. He participated in each of the numerous compensation committee meetings and extensive discussions relating to the compensation packages contemplated for Carly Fiorina, HP’s Chairman and CEO, and Michael Capellas, Compaq’s Chairman and CEO, in connection with the proposed HP/Compaq merger.

     Mr. Hewlett has repeatedly attempted to persuade HP to disclose the compensation packages contemplated for Ms. Fiorina and Mr. Capellas. Despite these attempts:

•	HP has repeatedly refused to disclose such packages;

•	HP has attempted to create a record to support its refusal to disclose such packages until after stockholders vote on the proposed merger; and

•	HP, through its outside legal counsel, has attempted to pressure Mr. Hewlett into keeping this information secret.

     Mr. Hewlett strongly believes that the details of the compensation packages contemplated for Ms. Fiorina and Mr. Capellas are important to an investor’s consideration of the proposed HP/Compaq merger, and that HP’s stockholders deserve to know this information. The need for additional disclosure is particularly compelling in light of the fact that:

•	Ms. Fiorina and Mr. Capellas are leading a massive promotional campaign, which includes in-person meetings with investors, in support of the proposed HP/Compaq merger;

•	HP has failed to disclose important aspects of the written record, including an undisclosed “side letter agreement” (entered into on the date of the merger agreement) between its outside legal counsel and Compaq’s outside legal counsel;

•	HP has repeatedly changed the compensation-related disclosures contained in its own proxy statement;

•	the agreement by Ms. Fiorina and Mr. Capellas to decline retention bonuses has been widely publicized; and

•	under the terms of the compensation packages that were being contemplated, Ms. Fiorina and Mr. Capellas would have received compensation packages valued at more than $115 million.[1]

[1] In evaluating the compensation packages for Ms. Fiorina and other senior executives of HP and Compaq, the compensation committee, including Mr. Hewlett, recognized that if the proposed merger were to occur, it would present enormous integration challenges that would require a significant commitment of time from, and the substantial efforts of, senior management. With the help of expert employee benefits consultants, the compensation committee attempted to develop compensation packages that would likely result in the necessary commitment from senior management.

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II. HP’S ATTEMPT TO “HIDE THE BALL” WITH RESPECT TO COMPENSATION PACKAGES

A.	HP Has Failed to Disclose Important Aspects of the Written Record

     The disclosure in HP’s proxy statement with respect to executive compensation does not tell the whole story. It fails to describe the written record which reflects detailed terms of compensation packages contemplated for Ms. Fiorina and Mr. Capellas.

•	Merger Agreement. Section 5.12(c) of the Merger Agreement provides that: “HP will negotiate in good faith with certain persons who are current senior executives of HP and Compaq who are expected to become (or continue to be) senior executives of HP following the Merger for such persons to accept the positions and the terms of employment previously discussed between Compaq and HP.” (emphasis added)

•	“Side Letter.” The “terms of employment previously discussed” to which the Merger Agreement refers are contained in term sheets attached to a so-called “side letter” from Mr. Sonsini to outside counsel for Compaq. The “side letter” provided that “For our mutual reference, I am attaching hereto term sheets embodying terms of the agreements previously discussed and to be negotiated in good faith between HP and the individuals listed on Exhibit A hereto, in accordance with Section 5.12(c) of the Merger Agreement.”

•	Detailed Term Sheets. The attachments to the “side letter” include a seven-page term sheet dated September 4, 2001 with very detailed information relating to the proposed employment agreement for Ms. Fiorina, and a nine-page term sheet with very detailed information relating to the proposed employment agreement for Mr. Capellas. The term sheets include information relating to title, duties, term of employment, base salary, benefits, target bonus, equity compensation, including number of stock options, death or disability, change of control vesting and severance. The structure of the employee stock options, including exercise price and vesting schedule, were, according to handwritten notations on the term sheets, “to be determined within the next seven days.”

•	Compensation Committee Approval. On September 3, 2001, the compensation committee of HP’s board of directors “stated support for Michael Capellas contract as presented to the meeting.” On September 20, 2001, the compensation committee of HP’s board of directors discussed and approved new employment agreement terms for Carly Fiorina.

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•	Subsequent Notation on Minutes. Subsequent to the September 20, 2001 compensation committee meeting, the minutes of the meeting were prepared. The minutes contain an asterisk next to the discussion of the employment agreements for the top twelve executive officers, together with the following notation: “Subsequent to the adjournment of the meeting, members of the Committee determined that the Committee had not agreed on the exercise price for the options, specifically whether the performance-based blocks would be priced at FMV or premium prices.” The minutes also state “the Committee approved new employment agreement terms, effective on the merger” for Ms. Fiorina. Following the statement of approval, another asterisk appears, together with the following notation: “[a]s noted previously, it was subsequently determined that the Committee had not reached agreement on the pricing terms of the option component of the package. Accordingly, all components of the package, which are interrelated, will be reconsidered at a future meeting.” Mr. Hewlett did not participate in any “subsequent determination” by the Committee and first became aware of the alleged determination that the previously approved employment arrangements were no longer approved after the compensation committee minutes were made available to the members of the compensation committee.

B.	HP Has Repeatedly Changed the Compensation-Related Disclosures Contained in Its Own Proxy Statement

•	HP’s First Position Relating to Executive Compensation. On November 15, 2001, HP first filed its proxy statement with the SEC. This version disclosed that HP “is negotiating” new employment agreements with, among others, Ms. Fiorina and Mr. Capellas.[2]

•	HP’s Second Position Relating to Executive Compensation. On January 11, 2002, HP filed Amendment No. 2 to its proxy statement. In that amendment, HP changed — for the first time, but not the last — its disclosure regarding Ms. Fiorina’s post-merger compensation. While the initial disclosure said HP was in fact negotiating with Ms. Fiorina and Mr. Capellas, the January 11 proxy statement said: “HP plans to negotiate promptly following the completion of the merger new employment agreements” with Ms. Fiorina and Mr. Capellas.[3]

•	HP’s January 24, 2002 SEC Filing Relating to Executive Compensation. On January 24, 2002, HP filed a letter with the Securities and Exchange Commission in which it disclosed that HP’s “full compensation committee” had reported to the HP board that, while preliminary discussions had occurred regarding the executives’ post-transaction employment agreements, “no terms have been finalized and substantial work needs to be done with respect to

[2] Registration Statement on Form S-4, p. 9 (emphasis added).

[3] Registration Statement on Form S-4, p. 9 (emphasis added).

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performance-based compensation.“[4] The letter did not reveal that Mr. Hewlett, a member of the compensation committee, in fact had voiced his strong belief that the parameters of the compensation packages that were being contemplated for Ms. Fiorina and Mr. Capellas were known to the compensation committee, and should immediately be disclosed to HP’s stockholders because such information is important information that stockholders must have before voting on the proposed merger.

•	HP’s Third Position Relating to Executive Compensation. On January 31, 2002, in Amendment No. 3 to its proxy statement, HP changed the compensation disclosure yet again. This time, in addition to saying HP would not negotiate employment agreements with the HP and Compaq executives until after the closing of the proposed merger, the proxy statement disclosed that: (i) “following execution of the merger agreement, HP and Compaq determined that it would be more appropriate for the compensation committee of the newly constituted board following completion of the merger to analyze, review and determine the appropriate structure and size of compensation packages for executives of the combined company” and (ii) HP had “determined that the employment terms previously discussed would not serve as a benchmark for any future terms.“[5] Significantly, however, the Merger Agreement still makes the previously discussed terms a benchmark in future negotiations because Section 5.12(c) of the Merger Agreement still obligates HP to “negotiate in good faith” for Ms. Fiorina and the other executives “to accept . . . the terms of employment previously discussed between Compaq and HP.”

C.	The Agreement by Ms. Fiorina and Mr. Capellas to Decline Retention Bonuses Has Been Widely Publicized

     As demonstrated below, HP has touted, and the press has widely reported, the fact that Ms. Fiorina and Mr. Capellas voluntarily declined millions of dollars in retention bonuses that would be paid if the proposed merger were completed. At the time the press first reported such fact, HP’s proxy statement stated that HP was then negotiating new employment agreements with Ms. Fiorina and Mr. Capellas. To explain the executives’ decision to decline the retention bonuses “[b]oth companies said the CEOs wanted to avoid the appearance of conflicts of interest as they urge on the deal’s completion.“6 HP, however, has failed to disclose, among other things, that the total value of Ms. Fiorina’s contemplated compensation package was far in excess of the value of the retention bonus that she purportedly declined to accept.

[4] Filing pursuant to Rule 425 under the Securities Act of 1933.

[5] Registration Statement on Form S-4, p. 84.

[6] Associated Press, 1/14/02, see also, Dow Jones International News Service, 11/16/01 (“H-P said Fiorina declined to participate in the retention program to avoid a possible conflict of interest”), Associated Press, 11/16/01 (“[b]oth CEOs wanted to avoid the appearance of potential conflicts of interest, according to company officials”).

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•	In all versions of the proxy statement HP has filed with the Securities and Exchange Commission, HP has stressed that Ms. Fiorina “declined to accept the right to participate in [the retention bonus] program” under which she “would have been entitled to receive . . . a total of $8.0 million” and that Mr. Capellas similarly declined to accept more than $14 million in retention bonuses;[7]

•	The Associated Press reported that “the disclosure of [Fiorina’s and Capellas’s] decision comes at a time when both companies are fighting to hold together the $23.7 billion deal amid opposition . . .”[8];

•	USA Today noted: “Fiorina and Compaq CEO Michael Capellas turned down $8 million and $14.4 million in bonuses, respectively, to avoid conflict”[9];

•	Dow Jones ran the headline: “H-P, Compaq CEO’s To Forgo Retention Bonus If Deal Is Done”[10];

•	The San Jose Mercury News reported: “Fiorina was offered $8 million but declined . . . Compaq . . . offered Michael Capellas $14.4 million but he also declined. The companies didn’t disclose when or why the CEOs declined the payments”[11];

•	The New York Times reported: “in an apparent gesture of faith in the merger, Carleton S. Fiorina, the chief executive of Hewlett-Packard, and Michael D. Capellas, the chief executive of Compaq, chose not to participate in the executive retention program”[12];

•	In January 2002, HP filed an updated proxy statement which reiterated the CEOs’ decision to forgo the retention bonuses; predictably, reports of the forgone bonuses proliferated yet again[13]; and

[7]See, e.g., Registration Statement on Form S-4, filed 11/15/01, pp. 64, 66, Registration Statement on Form S-4, filed 2/5/02, pp. 83, 86.

[8]Associated Press, 11/16/01.

9USA Today, 12/4/01.

[10] 11/16/01.

[11] 11/16/01.

[12] 11/16/01.

[13] For example, the press reported: “H-P Chief Executive Officer Carly Fiorina and Compaq Chief Executive Michael Capellas have declined the retention bonuses, according to the [January] filing” (Dow Jones International News Service, 1/15/02); “HP Chief Executive Carly Fiorina [has] turned down a merger-related bonus package that would have been worth $8 million, and . . . Compaq CEO Michael Capellas forfeited a $14.4 million plan. Both companies said that the CEO#s wanted to avoid the appearance of conflicts of interest as they urge on the deal’s completion” (Houston Chronicle, 1/14/02); “HP President and Chief Executive Carly Fiorina, who has come under fire for championing the merger, and Compaq CEO Michael Capellas, will not take part in the retention plan” (Reuters, 1/15/02); “Hewlett-Packard Co. Chief Executive Carly Fiorina hoped to appear above the fray when she turned down an $8 million retention bonus linked to the company’s planned merger with Compaq Computer Corp.” (Dow Jones News Service, 1/18/02).

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•	On January 29, 2002, HP again referred to Ms. Fiorina’s decision in its Form 10-K filed with the SEC[14]; additional reports in the press soon followed, including this observation from Bloomberg: “Fiorina and Capellas have, graciously it seems, exempted themselves from the goodies.”[15]

III. CARLY FIORINA AND MICHAEL CAPELLAS MAY RECEIVE COMPENSATION PACKAGES VALUED AT MORE THAN $115 MILLION

     The compensation packages that were being contemplated for Carly Fiorina and Michael Capellas include:

•		Carly Fiorina — two-year employment contract

	•	Annual base salary of $1.6 million

	•	Target annual bonus of $4.8 million[16]

	•	6,000,000 stock options with a “total estimated current value” of $57 million[17]

•		Michael Capellas — two-year employment contract

	•	Annual base salary of $1 million

	•	Target annual bonus of $3.8 million[18]

	•	4,000,000 stock options with a “total estimated current value” of $38 million[19]

[14] Report on Form 10-K, p. 98.

[15] 2/5/02.

[16] Actual bonuses may be substantially higher than target bonuses.

[17] As estimated in materials provided by HP to its compensation committee.

[18] Actual bonuses may be substantially higher than target bonuses.

[19] As estimated in materials provided by HP to its compensation committee.

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IV. CONCLUSION

     Mr. Hewlett believes that stockholders clearly deserve to know that the people who are actively promoting and recommending the proposed merger have interests in the merger that differ from interests of stockholders generally. He also believes that stockholders deserve to know the extent of those differences.

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ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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